INNOPUMP, INC.
305 MADISON AVENUE
SUITE 4510
NEW YORK, NY 10165

June 16, 2006

Gerhard Brugger
Schongauerstrasse 10
87616 Marktoberdorf Germany

Re: Amended and Restated License Agreement - Royalty and Consulting Payments

Dear Jerry:

Reference is hereby made to that certain Sub-License Agreement (“Sub-License”) dated May 25, 2005 (effective June 1, 2005) between Sea Change Group, LLC (“Sea Change”) and Innopump, Inc. (“Innopump”) whereby Innopump acquired the rights of, and agreed to perform the obligations of, Sea Change under the Amended and Restated License Agreement dated January 1, 2003 between you, Gerhard Brugger, (as assignee of Anton Brugger) and Sea Change (“License Agreement”). This letter shall confirm our recent discussions and agreement in connection with certain payments and responsibilities thereunder.

I.
We jointly acknowledge that as of June 30, 2006 Innopump shall owe the following payments under the License Agreement, which will be the only outstanding amounts due under the License Agreement (collectively the “June 30 Obligations”):

A.	Royalties of $350,000 due through June 30, 2006, and;

B.	Technical consulting payments of $175,000 due through June 30, 2006.

II.
You, Gerhard Brugger, and Innopump have agreed that the June 30 Obligations may be paid as follows: $250,000 no later than December 31, 2006 but no later than ten (10) business days after the completion of the merger of Innopump with Cars Unlimited currently being finalized by Innopump (“Merger”) and further consent and agree as follows:

A.	$150,000 of the $250,000 shall be applied to royalty obligation. $100,000 of the $250,000 shall be applied to consulting obligation.

B.
Through June 30, 2006 after giving effect to the $250,000 payment, the total amount of royalty payments due under the License Agreement would be $200,000 and the total amount of technical consulting payments due under the License Agreement would be $75,000 for a total of $275,000 (“Royalty and Consulting Balance”)

C.	Innopump shall not be in default under the License Agreement and Sub-license with respect to these payments, or any other royalty payments:

1.
so long as all royalty payments accruing on actual sales after June 30, 2006 are paid when due and the balance, if any, of minimum royalties accruing under the License Agreement (after crediting actual royalties paid) are brought current and paid no later than July 1, 2007; and

2.	The Royalty and Consulting Balance is paid on the following schedule, or sooner:

1.	January 1, 2007 - $75,000
2.	April 1, 2007 - $100,000
3.	July 1, 2007 - $100,000

D.	All other terms and conditions of the License Agreement and Sub-license are hereby confirmed and remain in full force and effect.

If the foregoing correctly sets forth our agreement, kindly sign and return the enclosed copy of this letter and it shall therefore become a binding agreement between us.

Very truly yours, Innopump, Inc.

By:
Geoffrey Donaldson CEO

AGREED AND ACCEPTED:

Gerhard Brugger